Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-11) and related Prospectus of Gramercy Capital Corp. for the registration of 6,219,370 shares of its common stock and to the incorporation by reference therein of our reports dated March 16, 2009, with respect to the consolidated financial statements and schedules of Gramercy Capital Corp., and the effectiveness of internal control over financial reporting of Gramercy Capital Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
December 17, 2009